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                                                EXHIBIT 99.7



           THE TRANSFER OF THE OPTION EVIDENCED BY THIS AGREEMENT
          IS SUBJECT TO RESTRICTIONS CONTAINED HEREIN.  THE OPTION
           HAS BEEN ISSUED IN RELIANCE UPON THE REPRESENTATION OF
        THE HOLDER THAT IT HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES
        AND NOT WITH A VIEW TOWARDS THE RESALE OR OTHER DISTRIBUTION
          THEREOF.  NEITHER THE OPTION NOR THE SHARES ISSUABLE UPON
            THE EXERCISE OF THE OPTION HAVE BEEN REGISTERED UNDER
                         THE SECURITIES ACT OF 1933.

THIS OPTION, AND THE OPTION SHARES ISSUABLE UPON EXERCISE
IN ACCORDANCE WITH THE TERMS CONTAINED HEREIN, ARE SUBJECT
TO CERTAIN RESTRICTIONS ON TRANSFER AND A LIEN IN FAVOR OF KING WORLD PRODUCTIONS, INC. (THE "COMPANY") TO SECURE CERTAIN OBLIGATIONS OF HARPO, INC. ("HARPO") TO THE COMPANY PURSUANT TO AN AGREEMENT DATED AS OF JANUARY 30, 1987, AS AMENDED THROUGH OCTOBER 6, 1995 BETWEEN THE COMPANY AND HARPO.

                        KING WORLD PRODUCTIONS, INC.
                                1700 Broadway
                          New York, New York  10019




Ms. Oprah Winfrey                                      As of October 6, 1995
c/o Harpo, Inc.
110 North Carpenter Street
Chicago, Illinois  60607

Dear Ms. Winfrey:

            This is the stock option agreement referred to in the amendment (the "Harpo Amendment") dated as of March 17, 1994, to the Agreement dated as of January 30, 1987 (the "Original Agreement"), as previously amended to the date hereof (the Original Agreement, as amended to the date hereof and by the Harpo Amendment, being herein called the "Harpo Agreement") between Harpo, Inc. ("Harpo") and the undersigned (the "Company"). As partial consideration for Harpo to enter into the Harpo Amendment, and as an inducement for you to render services with respect to the production of the Show (as such term is defined in the Harpo Amendment), the Company hereby grants to you an option (the "Option") to purchase four hundred fifty thousand (450,000) shares of the Company's Common Stock, $.01 par value ("Common Stock"; such shares of Common Stock, as the same may be adjusted as described in Section 6 below, being herein referred to as the "Option Shares"). The terms and conditions of the Option are set out below.

            The Option will be treated as and shall constitute a "non-qualified stock option" for Federal income tax purposes. The Option will not constitute or be treated either by you or by the Company as an "incentive stock option" as defined under Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code").

                             Page 90 of 124 Pages
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            1.    Date of Grant.  The Option is granted to you on the date
hereof.

            2. Termination of the Option. Your right to exercise the Option (and to purchase the Option Shares) shall expire and terminate in all events on (i) October 6, 2005, or (ii) such earlier date provided in
Section 7 below.

            3. Option Price. The purchase price to be paid upon the exercise of the Option (the "Option Price") will be $36.00 per Option Share.

            4.    Vesting Provisions -- Entitlement to Exercise the Option
and Purchase Option Shares.   The Option shall be exercisable by you, in
whole or part, at any time prior to expiration and termination pursuant to
Section 2 above.

            5.    Exercise of Option.

            (a) To exercise the Option, you must deliver a completed copy of the attached Option Exercise Form to the address indicated on the Form, specifying the number of Option Shares being purchased as a result of such exercise, together with payment of the full Option Price for the Option Shares being purchased.

            (b)   Payment of the Option Price must be made in cash.

            (c) In the event of any exercise of the Option, a certificate or certificates representing the Option Shares so purchased, registered in your name, shall be delivered to you within a reasonable time.

            (d) You agree that Option Shares shall be held by you for investment and may not be resold unless registered under the Securities Act of 1933, as amended (the "Securities Act"), or an exemption from registration is available, and that the Option Shares will bear a legend referring to such limitation, to the restrictions on transfer of the Option Shares referred to elsewhere in this Agreement and to any security interests encumbering the Option Shares.

            6. Adjustments. If the total outstanding shares of Common Stock of the Company shall be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation through reorganization, merger or consolidation, recapitalization, stock split, combination or exchange of shares or declaration of any dividends payable in stock or other corporate transaction, then the number of Option Shares subject to the unexercised portion of the Option (and the Option Price per share) shall be appropriately adjusted (to the nearest possible full share) by the Board of Directors of the Company.

                             Page 91 of 124 Pages
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            7.    Default under the Harpo Agreement.

            (a) In the event that you die, or the term of the Harpo Agreement terminates for any other reason except a material breach by Harpo, then the Option may be exercised by you or your estate only within the nine (9) month period following your death or the termination of the term of the Harpo Agreement.

            (b) In the event that the term of the Harpo Agreement terminates by reason of a material breach thereof by Harpo, then your right to exercise the Option as to any and all Option Shares that have not theretofore been issued shall terminate simultaneously with the termination of such term.

            (c) In the event that the Company exercises its rights pursuant to paragraph 17 or 18 of the Original Agreement and the term of the Harpo Agreement is suspended, then your right to exercise the Option pursuant to Section 4 hereof shall be suspended during the period that the term of the Harpo Agreement is suspended.

            (d) Notwithstanding any provision contained herein to the contrary, in no event may the Option be exercised to any extent after October 6, 2005.

            8.    Representations.

            (a) You represent and warrant that you are acquiring the Option and the Option Shares for investment purposes only and not with a view towards the public distribution thereof.

            (b) You understand that neither the Options nor the Option Shares have been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements thereof pursuant to Section 4(2) of the Securities Act.

            (c) You represent and warrant that (i) you have the financial ability to bear the economic risk of investment in the Option and the Option Shares and (ii) you, together with the financial advisers who have assisted you in acquiring the Option, have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Option and the Option Shares and have had sufficient opportunity to obtain, and have obtained, all information regarding the Company as you have deemed relevant in order to evaluate the merits and risks of such investment.

            (d) You represent and warrant that you understand the Federal, state and local income tax consequences of the granting of the Option to you, the exercise of the Option and purchase of Option Shares, and the subsequent sale or other disposition of any Option Shares.

                             Page 92 of 124 Pages
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            9.    Covenants of the Company.  The Company will at all times
reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of issue upon the exercise of the Option, such number of shares of Common Stock as shall then be issuable upon the exercise of the Option. The Company covenants that all Option Shares, when issued in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable. The Company will take all such action as may be necessary to assure that all Option Shares may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Company may then be listed. The Company will not take any action which results in any adjustment of the Option Price if the total number of Option Shares issued and issuable after such action would exceed the total number of shares of Common Stock then authorized by the Company's Certificate of Incorporation. The Company has not granted and will not grant any right of first refusal with respect to the Option Shares, and there are no preemptive rights associated with such shares.

            10.   Required Registration.

            (a) At any time you may by notice to the Company (the "Registration Notice") request that it register for sale under the Securities Act, in the manner specified in your Registration Notice, all or any portion of the Option Shares and any other shares of Common Stock that have been issued or are issuable to you and/or Jeffrey D. Jacobs upon the exercise of stock options granted or to be granted pursuant to the Harpo Agreement, including any prior or subsequent amendment to that agreement (collectively, together with the Option Shares, the "Agreement Shares"), and that have been pur-chased, or will be purchased on or before the effective date of such registration statement, or, provided that deferral of the date of purchase to the closing date of sale of such shares in the manner contemplated by the proposed registration will not disqualify the offering from registration on Form S-3 (or any successor to such form), then on such closing date pursuant to such exercise.

            (b) Promptly following receipt of your Registration Notice, the Company shall commence to prepare and, unless it elects to purchase all of the Agreement Shares specified in such Registration Notice through the procedures specified in Section 10(f) below, shall file a registration statement under the Securities Act for the sale of the Agreement Shares specified in such Registration Notice (less any shares to be purchased pursuant to Section 10(f) below) and shall use its best efforts to cause such registration statement to become effective and remain in effect for the Required Effective Period for public sale in accordance with the method of disposition specified by you, provided, however, that the Company shall not be required to file a "shelf" registration except on Form S-3 (or any successor to such Form). The "Required Effective Period" shall be the greater of
      (A) the 180-day period following the effective date of such registration statement; and (B) unless the proposed plan of

                             Page 93 of 124 Pages
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      distribution involves a firm commitment underwritten public offering, the period required to dispose of all of the shares included in such registration statement assuming the sale in each three-month period of the maximum number of shares permitted to be sold under the limitations of Section 14 of this Agreement. If such method of disposition shall be an underwritten public offering, the Company may designate the managing underwriter of such offering. If, in the good faith opinion of the Board of Directors of the Company, registration would materially interfere with pre-existing contractual obligations to which the Company is then subject or financing arrangements or other material transactions involving the Company or any of its subsidiaries are pending at the time the Registration Notice is given, or are under active consideration by the Company, the Company may elect to defer registration for such period of time, in no event in excess of one hundred twenty (120) days from the date on which the Registration Notice was given, as in the good faith judgment of the Board of Directors of the Company is necessary in order to preclude adverse impact upon such financing or other transaction. In the event of such deferral, if the shares to be registered are to be acquired on exercise of this Option following the date of such Registration Notice, the date on which the Option was exercised shall, for purposes of Section 2 and 7(d) hereof, be deemed to be the date on which the Registration Notice was given. The obligation of the Company under this Section 10 shall be deemed satisfied only when a registration statement covering all Agreement Shares specified in your Registration Notice and not purchased by the Company pursuant to
      Section 10(f) below shall have become effective and, (X) if the method of disposition you specify is a firm commitment underwritten public offering, all such Agreement Shares shall have been sold pursuant thereto; or (Y) if it is not such an offering, has remained in effect for the Required Effective Period specified herein or until the distribution of the Agreement Shares covered thereby is completed, whichever is shorter.

            (c) The Company shall not be obligated to register Agreement Shares pursuant to this Section 10 (i) more than once; (ii) in any period of twelve consecutive months in which any Agreement Shares have been registered pursuant to the exercise of a demand regis-tration right granted pursuant to any other agreement between the Company and you or Jeffrey D. Jacobs; or (iii) at any time when the registration, offering or sale of Option Shares would violate any law, rule or regulation. For purposes of the foregoing sentence, (X) a registration under this Option or the corresponding provisions of the option agreement issued to Jeffrey D. Jacobs on the date hereof shall be aggregated (so that a registration initiated by you pursuant to this Section 10 shall decrease by one the number of demand registrations available to each of you and Jeffrey D. Jacobs pursuant said corresponding provisions, and vice versa) and (Y) any request for registration given by Jeffrey D. Jacobs pursuant the correspond-ing provisions of the option agreement issued to him shall, as a condition to its effectiveness, be confirmed in writing by you (pro-vided that you are then competent to give such confirmation). If any Agreement Shares included in a registration statement filed pursuant to this Section 10 were issued upon the exercise of any other stock

                             Page 94 of 124 Pages
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      option granted to you or Jeffrey D. Jacobs pursuant to the Harpo
      Agreement, the number of "demand" registration rights granted to you and to Jeffrey D. Jacobs pursuant to such stock option or stock options shall each be reduced by one.

            (d) The Company shall be entitled to include in any registration statement referred to in this Section 10, for sale in accordance with the method of disposition you specify, shares of Common Stock to be sold by the Company for its own account or by other security holders of the Company for their accounts, or both, except as and to the extent that, in the opinion of the managing underwriter (if such method of disposition shall be an underwritten public offering), such inclusion would adversely affect the marketing of the Agreement Shares to be sold.

            (e) The procedures for registration of Agreement Shares under this Section 10 shall conform to the following:

                  (1) Obligations of the Company. If and whenever the Company is required by the provisions of Section 10 or 11 to effect the registration of Agreement Shares, the Company will:

                        (i)  Prepare and file with the Commission a
      registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for the Required Effective Period or until the securities covered by such registration statement have been sold in accordance with the method of disposition specified by you in your Registration Notice, whichever is shorter, and prepare and file with the Commission such amendments or supplements to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective for the Required Effective Period or until the shares covered by such regis-tration statement have been sold in accordance with such method of disposition, whichever is shorter;

                        (ii) If the offering is to be underwritten in whole or in part, enter into a written underwriting agreement in form and substance reasonably satisfactory to the managing underwriter or underwriters of the public offering of such securities;

                        (iii) Furnish to the shareholders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities;

                        (iv) Use its best efforts to register or qualify the shares covered by such registration statement under such state securities or blue sky laws of such jurisdictions as you may

                             Page 95 of 124 Pages
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      reasonably request within 20 days following the original filing of such registration statement, except that the Company shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified;

                        (v) Notify you promptly after it shall receive notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed;

                        (vi) Notify you promptly of any request by the Commission for the amending or supplementing of such registration statement or prospectus or for additional information;

                        (vii)  Prepare and file with the Commission,
      promptly upon your request, any amendments or supplements to such registration statement or prospectus which, in the opinion of your counsel, are required under the Securities Act or the rules and regulations thereunder in connection with the distribution of the Option Shares by you;

                        (viii)  Prepare and promptly file with the
      Commission and promptly notify you of the filing of such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such shares is required to be delivered under the Securities Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

                        (ix) In case you or any underwriters for you is required to deliver a prospectus at a time when the prospectus then in effect may no longer be used under the Securities Act, prepare promptly upon request such amendment or amendments to such registra-tion statement and such prospectus or prospectus as may be necessary to permit compliance with the requirements of the Securities Act;

                        (x) Advise you, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement; or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

                        (xi)  If such registration is by way of an
      underwritten public offering and if you so request, use its best

                             Page 96 of 124 Pages
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      efforts to cause counsel and the independent certified public accountants to the Company to furnish on the effective date of the registration statement and at the closing provided for in the underwriting agreement, (i) an opinion dated such date, of the counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to you, covering such matters with respect to the registration statement and prospectus and each amendment or supplement thereto, proceedings under state and federal securities laws and other matters relating to the Company, the securities included in the registration statement and the offer and sale of such securities as are customarily the subject of opinions of issuer's counsel provided to underwriters at or about the time such registration statement becomes effective and the sale is closed; and (ii) a letter dated each such date, from the independent certified public accountants of the Company, addressed to the underwriters, if any, and to you, stating that they are independent certified public accountants within the meaning of the Securities Act and providing such assurances as are customarily provided by the independent certified public accountants for an issuer in connection with the registration of securities, including information as to the period ending not more than five business days prior to the date of such letter with respect to the registration statement and prospectus, as the underwriters or you may reasonably request. If the furnishing of such opinion and/or letter causes Company to incur any additional cost or expense, you agree to reimburse Company therefor at the closing provided for in the under-writing agreement.

                  (2) Obligations of Option Holder. It shall be a condition to the inclusion of any Agreement Shares in a registration statement that the holder thereof shall cooperate in the execution and filing of the registration statement and any necessary state securities law filings, and if the offering is to be underwritten, that such holder become a party to the underwriting agreement and, if so requested by the managing underwriter, execute and deliver Powers of Attorney and/or custodial agreements or other suitable arrangements as the managing underwriter deems reasonably necessary in order to insure orderly sale of the shares.

                As among the holders of shares included in any registration statement, decisions respecting the terms and conditions of any underwriting agreements shall be made by the party initiating the registration; so that in the case of a registration required pursuant to a request by you under Section 10, determinations with respect to the underwriting agreement shall be made by you, in your reasonable judgment, after appropriate consultation with the Company and with other persons whose shares are to be included in such offering; and if you are party to a registration statement pursuant to Section 11, you shall not have the right to make such determinations, but shall be informed of them, and consulted with respect thereto.

                             Page 97 of 124 Pages
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            (f)   Within ten (10) business days following receipt of a
      Registration Notice, the Company may elect, by written notice to you, to purchase all or any portion of the Agreement Shares specified by you in such Registration Notice for a purchase price equal to the closing price of the Common Stock on the date such notice was given. In the event that the Company elects to purchase any of the Agreement Shares specified by you in such notice, the delivery of such Agreement Shares against payment therefor shall take place on the fifth business day following receipt by you of the Company's election notice. In the event that the Company does not elect to purchase all of the Agreement Shares specified by you in such Registration Notice, the Company shall register under the Securities Act all the Agreement Shares not so purchased, in the manner provided above.

            11. Incidental Registration. If the Company at any time (other than pursuant to Section 10 hereof) proposes to register any of its Common Stock under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Forms S-4 or S-8 or another form not available for registering the Option Shares for sale to the public), it will give written notice at such time to you of its inten-tion to do so. Upon your written request, given within 30 days after receipt of any such notice by the Company, to register any of the Option Shares that you have purchased, or will purchase on or before the effective date of such registration statement, pursuant to the exercise of the Option (which request shall state the intended method of disposition thereof), the Company will use its best efforts to cause such Option Shares to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by you of the Option Shares so registered.
In the event that any registration pursuant to this Section 11 shall be, in whole or in part, an underwritten public offering of Common Stock, any request by you pursuant to this Section 11 to register Option Shares shall specify that either (i) such Option Shares are to be included in the underwriting on the same terms and conditions as the shares of Common Stock otherwise being sold through underwriters under such registration; or (ii) such Option Shares are to be sold in the open market without any under-writing, on terms and conditions comparable to those normally applicable to offerings of common stock in reasonably similar circumstances. The number of Option Shares to be included in such an underwriting may be reduced if and to the extent that the managing underwriter shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold therein by the Company or other security holders of the Company.

            Notwithstanding anything to the contrary contained in this
Section 11, in the event that there is a firm commitment underwritten public offering of securities of the Company pursuant to a registration covering Option Shares and you do not elect to sell any Option Shares to the underwriters of the Company's securities in connection with such offering, you agree to refrain from selling any Option Shares during the period of distribution of the Company's securities by such underwriters and

                             Page 98 of 124 Pages
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the period in which the underwriting syndicate participates in the after market; provided, however, that you shall, in any event, be entitled to sell Option Shares commencing on the 150th day after the effective date of such registration statement.

            12.   Expenses.

            (a) The expenses incurred by the Company in complying with the registration pursuant to Section 10 and all registrations pursuant to
Section 11 hereof shall be paid as follows:

            (i) all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees of the National Association of Securities Dealers, Inc. and/or the New York Stock Exchange, transfer taxes, fees of transfer agents and registrars, costs of insurance and other costs not described in (ii) below shall be paid by the Company; and

            (ii) fees and expenses of your counsel, and all underwriting discounts and selling commissions applicable to the sale of Agreement Shares sold by you, and any additional cost or expense incurred by the Company pursuant to your request under Section (10)(e)(1)(xi), shall be paid by you.

            13. Indemnification. In the event of a registration of Agreement Shares under the Securities Act pursuant to Section 10 or 11 hereof, the Company will indemnify and hold you harmless against any losses, claims, damages or liabilities, joint or several, to which you may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Option Shares were registered under the Securities Act pursuant to Section 10 or 11, any preliminary prospectus or final prospec-tus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse you for any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished in writing by you for inclusion in such registration statement.

            In the event of a registration of any of the Agreement Shares under the Securities Act pursuant to Section 10 or 11 hereof, you will indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of the Securities Act, each officer

                             Page 99 of 124 Pages
of the Company who signs the registration statement, each director of the Company, each underwriter and each person who controls any underwriter within the meaning of the Securities Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such officer or director or underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Agreement Shares were registered under the Securities Act pursuant to Section 10 or 11, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that you will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information furnished to the Company by you in writing for inclusion in such registration statement.

            Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party other than under this
Section 13. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnify-ing party shall not be liable to such indemnified party under this Sec-tion 13 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of

                             Page 100 of 124 Pages
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such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

            Notwithstanding the foregoing, any indemnified party shall have the right to retain its own counsel in any such action, but the fees and disbursements of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party shall have failed to retain counsel for the indemnified person as aforesaid or (ii) the indemnifying party and such indemnified party shall have mutually agreed to the retention of such counsel. It is understood that the indemnifying party shall not, in connection with any action or related actions in the same jurisdiction, be liable for the fees and disbursements of more than one separate firm qualified in such jurisdiction to act as counsel for the indemnified party. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

            If the indemnification provided for in the first two paragraphs of this Section 13 is unavailable or insufficient to hold harmless an indemnified party under such paragraphs in respect of any losses, claims, damages or liabilities or actions in respect thereof referred to therein, then each indemnifying party shall in lieu of indemnifying such indemnified party contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or actions in such proportion as appropriate to reflect the relative fault of the Company, on the one hand, and you, on the other, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or actions as well as any other relevant equitable considerations, including the failure to give any notice under the third paragraph of this
Section 13. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact relates to information supplied by the Company, on the one hand, or you, on the other, and to the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and you agree that it would not be just and equitable if contributions pursuant to this paragraph were determined by pro rata allocation or by any other method of allocation which did not take account of the equitable considerations referred to above in this paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or action in respect thereof, referred to above in this paragraph, shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connec-tion with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentations (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation.


                             Page 101 of 124 Pages

            The indemnification of underwriters provided for in this Sec-tion 13 shall be on such other terms and conditions as are at the time customary and reasonably required by such underwriters. Upon your reason-able request, or upon the reasonable request of any underwriter of Agreement Shares, the Company shall obtain, if reasonably available, an insurance policy covering the risks described above in this Section 13 in an amount and with a deductible reasonably requested by you or such underwriter and naming you, any underwriter of such stock and any person controlling you or such underwriter as beneficiaries. The costs of obtaining and maintaining any such insurance shall be borne by the Company.

            14.   Sale of Option Shares.

            (a) You hereby agree to limit your sales of Agreement Shares so that, except for sales pursuant to underwritten, firm commitment public offerings, your sales of Agreement Shares, aggregated with sales of Agreement Shares by Jeffrey D. Jacobs, shall not exceed in any three-month period the greater of (i) one percent of the outstanding shares of Common Stock of the Company, as disclosed in its public report most recently filed with the Securities and Exchange Commission before the date of any sale and
(ii) the average weekly reported volume of trading in Common Stock of the Company on the New York Stock Exchange and all other national securities exchanges during the four calendar weeks preceding the date of any sale; provided however, that upon any "Change in Control" (as such term is defined in Exhibit B of the Harpo Amendment) of the Company, the foregoing restriction shall be reduced or eliminated to the extent that any volume restrictions on resales of Common Stock that then apply to Roger King and/or any other person who was an executive officer of the Company prior to such Change in Control are more favorable than those afforded to you pursuant to this Option. Notwithstanding anything to the contrary con-tained in this Agreement, you shall not be entitled to register, sell or dispose of any Agreement Shares that are subject to any liens, claims, security interests and other encumbrances of any kind, unless and until the same are removed (or will be removed in conjunction with their sale).

            (b) In order to secure the repayment to the Company of the Secured Amount (as defined in the Harpo Amendment) pursuant to the Harpo Agreement, you hereby grant to the Company a first priority lien and security interest (the "Security Interest") in (i) your rights under this Option, (ii) all Option Shares now or hereafter issuable or issued pursuant to the exercise of the Option and (iii) all proceeds thereof (collectively, the "Stock Option Collateral"), provided that, unless and until the Company notifies you that the amount of Harpo's Share of Revenues (as defined in the Harpo Amendment) which the Company reasonably projects at the time of such notice will be payable to Harpo would be inadequate to fully secure the Secured Amount (an "Additional Security Notice"; such notice specifying, in reasonable detail, the amount of such inadequacy (the "Security Shortfall")), you may exercise the Option, sell the Option Shares issued to you upon such exercise and retain the proceeds thereof without restriction. The Security Interest shall, in any event, be limited to such

                             Page 102 of 124 Pages
number of shares of Common Stock (and to the Option to the extent corre-sponding to such shares) that, as of the date of such Additional Security Notice, would, upon sale at a price per share equal to the closing price of the Common Stock on the New York Stock Exchange, generate Net Realizable Value equal to the projected amount of the Security Shortfall. The Net Realizable Value of an Option Share at any time shall be the fair market value of such share at such time less the sum of (i) the Option Price for such Option Share, and (ii) a provision for taxes equal to the difference between such fair market value and such Option Price (the "Option Gain") multiplied by the highest rate of federal and state income tax to which the Option Gain will be subject (with offset for deductibility of such state taxes). At any time that any Stock Option Collateral is subject to the Security Interest, you may obtain its release from the Security Interest by substituting alternate collateral, as more fully set forth in the Security and Pledge Agreement dated as of March 17, 1994 among you, the Company, Harpo, Jacobs & Company and Jeffrey D. Jacobs (the "Security and Pledge Agreement"). You hereby agree to take such steps as are reasonably requested by the Company to perfect the Security Interest, including the execution and filing of UCC-1 financing statements in such form as reasonably requested by the Company, the delivery to the Company of the certificates evidencing the Option Shares, the delivery to such third-party financial intermediaries as may from time to time be requested by the Company of written notice confirming the Security Interest and obtaining the written confirmation and agreement of any such financial intermediaries that such Option Shares and the proceeds thereof are subject to the Securi-ty Interest, and that such financial intermediaries shall hold the Option Shares and the proceeds thereof as agent for the Company, as pledgee, subject to such written confirmation and agreement. Upon the occurrence of an Event of Default (as such term is defined in the Security and Pledge Agreement), the Company shall have all of the rights and remedies of a secured party under the Uniform Commercial Code in all relevant jurisdic-tions with respect to the Stock Option Collateral.

            15.   Defaults.   It shall constitute a breach of this
Agreement by either party if such party shall fail or refuse to fully perform any of its obligations under this Agreement and shall not have cured such failure or refusal within 30 days after receipt from the other party of written notice advising it of such failure or refusal, or, in the event that such failure or refusal is of a nature that cannot be cured within 30 days, then if such party shall not begin to cure the same within such 30-day period and thereafter diligently prosecute such cure to comple-tion.

            16. Successors; No Assignment. Each of the covenants, terms, provisions and agreements contained herein shall be binding upon and inure to the benefit of the parties' successors and assigns. Neither the Option, nor any of the rights granted to you pursuant hereto, may be transferred or assigned (including, without limitation, by operation of law), except by will or the laws of descent and distribution.

                             Page 103 of 124 Pages

            17. Withholding Taxes. In the event that the Company is required to withhold any Federal, state or local taxes in respect of the grant of the Option or in respect of the acquisition of any Option Shares, the Company may deduct from any payments of any kind otherwise due to you under the Harpo Agreement the aggregate amount of such Federal, state or local taxes required to be so withheld or, if such payments are insuffi-cient to satisfy such Federal, state or local taxes or if no such payments are due or to become due, then, you will be required to pay to the Company, or to make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld shall be determined by the Company in its sole discretion.

            18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. If any one or more provisions of this Agreement shall be found to be illegal or unenforceable in any respect, the validity and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

                             Page 104 of 124 Pages

            Please acknowledge receipt of this Option Agreement and agreement with the terms hereof by signing the enclosed copy of this Option Agreement in the space provided below.


                                    KING WORLD PRODUCTIONS, INC.



                                    By


Accepted and Agreed:


      Oprah Winfrey
                             Page 105 of 124 Pages

                        King World Productions, Inc.
                            OPTION EXERCISE FORM



            Oprah Winfrey hereby exercises her right to purchase ________ shares of Common Stock, $.01 par value, of King World Productions, Inc. pursuant to the option granted to her on March 17, 1994, memorialized in the Option Agreement, dated as of October 6, 1995, between her and King World Productions, Inc.

Date:__________________             __________________________
                                              Oprah Winfrey

            Send a completed copy of this Option Exercise Form to:

            Vice President - Finance
            King World Productions, Inc.
            c/o King World Corporation
            830 Morris Turnpike
            Short Hills, New Jersey  07078












                             Page 106 of 124 Pages